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SAN TELMO ENERGY LTD.

Corporate Disclosure Control System

Purpose

A.

To ensure that information required to be disclosed by the Company in reports that it files or submits under the United States Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms.

B.

To ensure accurate and timely disclosure of material changes in the Company’s affairs.

Overview

A.

The Company’s Calgary office operates as the accounting head office for all of the Company’s operations.  The Company’s Chief Financial Officer (“CFO”), who is based in Calgary, receives accounting data from the Company’s various operations, and supervises the preparation of the financial statements.

B.

The President and Chief Executive Officer (“CEO”) of the Company, based in the Calgary office, has primary operational responsibility for the Company’s operations.

C.

The CEO of the Company, based in the Calgary office, has chief executive responsibility for the Company.  The CEO, CFO and any other senior officers of the Company report to the Board of Directors.

Disclosure Controls

1.

All news releases, quarterly and annual reports, information circulars and other such communications to shareholders or securities regulatory authorities must be approved in advance by the Disclosure Committee.

2.

The membership of the Disclosure Committee may change from time to time as circumstances warrant.  At present, the members of the Disclosure Committee are Brian Bass (CEO), William E. Schmidt and George Stubos. George Stubos is the Chairman of the Disclosure Committee.

Disclosure Procedures - Financial

3.

The CEO of the Company will ensure that all financial information relating to the Company’s operations required to be taken into account in the preparation of the Company’s financial statements is provided to the Company’s CFO as and when required by him in order to permit timely preparation and filing of all required financial statements.  These shall be governed by the Audit and Finance Committee Charter.

4.

Applicable Canadian securities regulations require that unaudited interim financial statements be filed within 60 days after the end of each fiscal quarter, and that audited annual financial statements be filed within 120 days after the end of the fiscal year, together, in each case, with management’s discussion and analysis (MD&A).  Material documents filed with Canadian securities regulators are required to be filed with the Securities & Exchange Commission on Form 6-K promptly after their filing in Canada.

5.

The Company’s CFO will advise the CEO immediately upon becoming aware, on the basis of the financial information provided to or compiled by him, that the Company’s financial position has undergone a significant change since the date of its most recent financial statements, and will review and discuss the underlying information and his conclusions with the Company’s Audit and Finance Committee of the Board of Directors.

6.

The Audit and Finance Committee will seek advice from the Company’s external counsel and auditor on disclosure issues when they regard it as necessary or prudent to do so.

Disclosure Procedures – Non-Financial

7.

The CEO of the Company will ensure that all new non-financial information relating to the Company’s operations that is material to those operations or could be material to the Company is provided to the Chairman of the Disclosure Committee immediately in order to make a decision, as appropriate, as to whether public disclosure of the information is required.

8.

The Chairman of the Disclosure Committee shall have the primary responsibility for the preparation and release of non-financial disclosure in an accurate and timely manner whether in the form of news release, websites, brochure or otherwise.  The Chairman will be assisted by the other members of the Disclosure Committee.

Disclosure Procedures – Form 20-F

9.

An annual report on Form 20-F is required to be filed with the Securities & Exchange Commission within six months after the Company’s fiscal year end.

10.

The initial draft of the Form 20-F is prepared by prepared by U.S. securities compliance advisors to the Company, AB Korelin & Associates of Vancouver, Washington State, incorporating the information contained in the Company’s management information circular, audited annual financial statements and MD&A, together with selected financial data information and U.S. GAAP reconciliations provided by the Company’s external accountants.

11.

The draft Form 20-F is sent to the CEO and the CFO for review and completion.  Before it is finalized, the financial information contained in it is confirmed, in part, by the Company’s Chief Financial Officer and in part, by the Company’s external accountants.

12.

Before signing the Form 20-F, the Company’s CEO and the Company’s CFO will conduct the required evaluation of the Company’s disclosure controls and procedures, and will satisfy themselves that the document meets the applicable disclosure requirements.